Exhibit 99.1
February 15, 2011
Dear Shareholder:
Attached you will find the 2010 unaudited financial summary for The National Bank of Indianapolis Corporation. As you review the financial results for 2010, please note that the Corporation finished the year with total assets of over $1.441 billion. This compares to total assets of $1.236 billion in 2009 for a growth rate of $205 million or 16.5%.
During this past year, your Corporation earned $3,786,000 compared to $112,000 for 2009. On a fully diluted basis, earnings per share totaled $1.59 per share, compared to $0.05 in 2009.
In the fourth quarter of 2010, the Corporation earned $1,572,000 compared to a loss of ($604,000) for the same period in 2009. Results for the fourth quarter of 2010 included a negative provision for loan losses of ($65,000). Fourth quarter net charge offs totaled $399,000. Loans charged off in the fourth quarter were primarily attributable to a small number of personal borrowers that were affected by the general decline in the economy. The reserve for loan losses is now over $15,100,000, which we believe is adequate in light of the current weakness in the economy.
Deposits showed excellent growth in 2010. In spite of strong competition, we are pleased to report that total deposits exceed $1.238 billion compared to $1.052 billion at the end of 2009 — up 17.6%.
Fee income was a major contributor to income during 2010. During 2010, the Corporation generated fee income in excess of $14,200,000, up 10% over last year. Part of the fee income success was due to the Wealth Management Division. The Wealth Management Division finished the year with $1.368 billion in assets under administration, up 8.0%. Also positively impacting fee income was a 25% increase in interchange income. Finally, residential mortgage banking had a record year in 2010, generating income in excess of $2,184,000 compared to $1,576,000 in 2009.
Another important 2010 milestone relates to capital. As of December 31, 2010, total shareholders equity at the Corporation exceeded $79.3 million and book value per share reached $34.24. The Corporation continues to be above the highest level of regulatory capital ratios.

The economic recovery is showing some encouraging signs. Consumer spending increased more than expected in December. Retailers’ holiday sales jumped 5.5% for the best performance in five years. Fourth quarter GDP grew a solid 3.2%, up from a 2.6% gain in the third quarter. Businesses in the U.S. expanded in January 2011 at the fastest rate since July 1988. The stock market, bolstered by the positive news, is approximately 12,000 on the Dow Jones Industrial Average.
Unfortunately, unemployment continues to be stubbornly high as companies remain reluctant to increase hiring. The housing market has also shown recent weakness as fourth quarter prices dropped versus a year earlier in all of the 28 major metropolitan areas. The Federal Reserve continues to provide monetary stimulus by purchasing billions of dollars of U.S. Treasury securities in an effort to keep long term interest rates low.
As of this writing, the banking industry is still feeling the lingering effects of the difficult economy. Several banks continue to report large losses. While some banks have repaid TARP funds, others have not. M&I Bank, operating in our market area, has agreed to be acquired by the Bank of Montreal, joining other notable departed institutions such as National City, Irwin Union and Monroe Bank.
Over the last three years, while the banking industry has been in turmoil, your Bank has continued to build for the future. With a strong balance sheet and free from the shackles of TARP bailout money, the Bank has continued to hire top bankers, build new branches, and acquire new clients. We are committed to stay this course with our conservative management philosophy and emerge from the effects of the financial crisis in a position of strength.
In summary, the Corporation achieved solid profitability in 2010 while posting strong growth in assets, deposits, and fee income. As always, we appreciate the continued support of our shareholders, employees, clients, and directors and we thank you for your confidence.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer

FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

FOURTH QUARTER 2010 HIGHLIGHTS
Selected Balance Sheet Information

	Dec. 31, 2010	Dec. 31, 2009
(in thousands)	(unaudited)	(audited)
Total Assets	$1,441,393	$1,236,077
Loans	901,756	864,722
Reserve for Loan Losses	(15,134)	(13,716)
Investment Securities	190,353	162,218
Total Deposits	1,238,840	1,052,065
Shareholders’ Equity	79,357	73,031
Selected Income Statement Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2010	2009	2010	2009
Net Interest Income	$9,864	$9,327	$38,101	$36,218
Provision for Loan Losses	(65)	4,050	4,279	11,905
Non-Interest Income	3,800	3,340	14,248	12,903
Non-Interest Expense	11,699	9,956	43,522	38,354
Pretax Income (Loss)	2,030	(1,339)	4,548	(1,138)
Net Income (Loss)	1,572	(604)	3,786	112
Selected Per Share Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Basic Earnings (Loss) Per Share	$0.68	$(0.26)	$1.64	$0.05
Diluted Earnings (Loss) Per Share	$0.66	$(0.26)	$1.59	$0.05
Book Value per Share	$34.24	$31.65	$34.24	$31.65